Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021

ST. LOUIS, Feb. 10, 2022 – Peabody (NYSE: BTU) today announced its fourth quarter 2021 operating results, including revenues of $1,264.6 million; net income attributable to common stockholders of $513.0 million; diluted earnings per share from continuing operations of $3.90; and Adjusted EBITDA1 of $444.4 million.

During the quarter, the company generated Free Cash Flow of $426.6 million and retired an additional $200 million of senior secured debt, resulting in approximately $420 million of debt retirements year to date, more than 26% of debt outstanding at the start of the year.

“Our robust fourth quarter results further demonstrate the capability of our diverse mine portfolio which continues to benefit from strong market fundamentals driven by the vital necessity for coal to produce reliable energy and steel to fuel the global economy,” said Peabody President and Chief Executive Officer Jim Grech. “We continue to experience strong market dynamics, and as a result we have significant forward sales commitments and are adding incremental production capacity to meet market demand for our products, while remaining focused on cost competitiveness.”

Fourth Quarter and Full Year 2021 Financial Results

Revenues totaled $1,264.6 million, including $149 million of unrealized mark-to-market gains related to forward pricing hedges, compared to $737.2 million of revenues in the prior year, a 72 percent increase, reflecting the significant improvements in both seaborne met coal and thermal coal pricing realizations.

Selling, general and administrative expenses decreased 7 percent from the prior year to $20.7 million as a result of the company’s ongoing cost efficiency efforts.

The company recognized income from equity affiliates of $70.7 million, compared to a loss from equity affiliates of $34.4 million in the fourth quarter of the prior year, primarily related to its fifty percent interest in Middlemount. Middlemount realized 58 percent margins which benefited Peabody’s 0.4 million tons share of semi-hard / PCI met coal shipped in the quarter.

Adjusted EBITDA totaled $444.4 million compared to $103.2 million in the prior year, a 331 percent increase, primarily due to higher seaborne margins.

Full-year 2021 revenues totaled $3,318.3 million compared to $2,881.1 million in the prior year primarily due to improved seaborne pricing in the second half of the year. Full-year 2021 income attributable to common stockholders totaled $360.1 million and Adjusted EBITDA totaled $916.7 million compared to a loss attributable to common stockholders of $1,870.3 million and Adjusted EBITDA of $258.8 million in the prior year.

1 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Segment Performance

Seaborne Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Tons sold (in millions)	4.6	4.5	5.2	17.3	19.0
Export	2.7	2.6	3.2	9.6	11.0
Domestic	1.9	1.9	2.0	7.7	8.0
Revenues per Ton	$65.71	$58.53	$35.67	$54.09	$37.46
Export - Avg. Realized Price per Ton	96.16	85.59	47.84	79.39	51.16
Domestic - Avg. Realized Price per Ton	21.53	21.77	16.50	22.50	18.27
Costs per Ton	33.45	35.09	27.00	33.64	28.87
Adjusted EBITDA Margin per Ton	$32.26	$23.44	$8.67	$20.45	$8.59

During the fourth quarter, the seaborne thermal segment shipped 4.6 million tons including 2.7 million export tons at an average realized price of $96 per ton and 1.9 million tons sold under domestic contracts. Tons sold for the quarter were negatively impacted by 0.6 million tons due to heavy rainfall in the Hunter Valley associated with the La Niña weather pattern and continued COVID related staffing shortages. Fourth quarter seaborne thermal segment costs of $33.45 per ton increased 24 percent compared to the prior year, primarily due to 84 percent higher sales realizations resulting in higher royalties, higher fuel prices and weather-related lower volume. The segment reported Adjusted EBITDA margins of nearly 50 percent and Adjusted EBITDA of $148.8 million, in the fourth quarter.

In the fourth quarter, Wilpinjong shipped 3.5 million tons at an average realized price of $48 per ton, which included 1.6 million tons of export sales at an average realized price of $78 per ton and 1.9 million domestic tons at an average price of $22. Tons sold for the quarter were negatively impacted by approximately 0.4 million tons due to the weather and COVID related staffing impacts noted above. Average Wilpinjong costs of $23.75 per ton were 25 percent higher than the prior year due to higher royalties on sales realizations that nearly doubled over prior year, higher fuel prices and weather-related volume impacts. In the fourth quarter, Wilpinjong contributed approximately $84.6 million to Adjusted EBITDA and completed $2.1 million of capital expenditures. For the full year Wilpinjong reported sales of 13.2 million tons (5.5 million export tons at an average realized price of $64 per ton and 7.7 million domestic tons at an average price of $22.50 per ton), cost per ton of $23.25 and had $206.6 million of cash at December 31, 2021.

Seaborne Metallurgical
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Tons sold (in millions)	1.6	1.5	1.4	5.5	5.6
Revenues per Ton	$211.19	$119.98	$83.94	$131.83	$86.33
Costs per Ton	105.70	81.61	107.30	99.55	109.44
Adjusted EBITDA Margin per Ton	$105.49	$38.37	$(23.36)	$32.28	$(23.11)

The seaborne met segment shipped 1.6 million tons at an average realized price of $211 per ton in the fourth quarter. Total segment costs of $105.70 per ton decreased 1 percent compared to the prior year despite significant increase in royalties on a more than 150 percent increase in sales realizations, higher fuel prices and persistent wet weather impacting our Coppabella and Moorvale mines. Segment costs benefited in the quarter from an improved cost structure, sustained productivity improvements at Metropolitan and resumption of longwall production at Shoal Creek. The segment reported 50% Adjusted EBITDA margins and Adjusted EBITDA of $169.6 million, in the fourth quarter.

Powder River Basin
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Tons sold (in millions)	22.5	22.7	22.2	88.4	87.2
Revenues per Ton	$10.99	$10.88	$11.41	$10.99	$11.37
Costs per Ton	10.00	9.25	9.08	9.46	9.14
Adjusted EBITDA Margin per Ton	$0.99	$1.63	$2.33	$1.53	$2.23

The PRB segment shipped 22.5 million tons at an average realized price of $10.99 per ton. Tons sold for the quarter were negatively impacted by approximately 1.0 million tons due to winter weather and COVID impacts on production and rail performance. PRB costs per ton increased by 10 percent to $10.00 per ton primarily due to higher fuel costs, lower volumes, and one-time costs for major equipment overhauls, recruitment and training to enable higher expected production in 2022. For the fourth quarter, the segment reported 9 percent Adjusted EBITDA margins and Adjusted EBITDA of $22.3 million.

Other U.S. Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Tons sold (in millions)	4.6	4.5	4.8	16.9	18.3
Revenues per Ton	$42.23	$40.99	$38.88	$40.75	$38.73
Costs per Ton	33.79	30.99	29.24	31.04	29.51
Adjusted EBITDA Margin per Ton	$8.44	$10.00	$9.64	$9.71	$9.22

The other U.S. thermal segment shipped 4.6 million tons at an average realized price of $42.23 per ton. Cost per ton increased 16 percent from the prior year to $33.79 due to higher fuel prices and one-time costs associated with equipment & staffing to enable higher expected production in 2022. The segment reported 20 percent Adjusted EBITDA margins and Adjusted EBITDA of $38.6 million, in the fourth quarter.

Balance Sheet and Cash Flow

Peabody ended the quarter with $954.3 million of cash and cash equivalents, a $367.3 million increase over the prior quarter. In the fourth quarter, the company generated $438.4 million of operating cash flow and used $11.8 million of investing cash flow (net of cash receipts from Middlemount and other related parties of $36.3 million), resulting in Free Cash Flow of $426.6 million. Cash margin posted related to financial derivative sales declined by $110 million in the quarter, resulting in $130 million posted at December 31, 2021.

During the quarter, the company continued to make progress on its debt reduction activities. The company retired $154.4 million of senior secured debt through open market repurchases. The company also completed multiple debt-for-equity exchanges and issued 3.3 million shares of common stock in exchange for $45.4 million of senior secured notes. As a result, Peabody retired $199.9 million of senior secured debt and recorded a net gain on early debt extinguishment of $1.9 million in the fourth quarter. For the full year, the company retired approximately $420 million of senior secured debt, further reducing fixed charges and improving the Company’s financial resiliency.

During the fourth quarter, the company sold an additional 7.7 million shares of common stock under its previously announced “at-the-market” equity offering program (ATM), raising net cash proceeds of $92.6 million and resulting in 7.7 million shares remaining available under the ATM program.

Outlook

Peabody notes the following for 2022:

U.S. Thermal Operations

•U.S. thermal volumes are expected to be higher than prior year as both the PRB and Other U.S. Thermal segments anticipate higher production to meet customer demand.
•Essentially all base volumes are priced and committed while incremental volumes anticipated in the PRB from ongoing one-time investments in production capacity remain open to spot pricing.
•Cost per ton are anticipated to increase compared to the prior year as a result of higher royalties and fuel prices, in addition to incremental costs to increase near term production.

Seaborne Thermal Operations

•Seaborne thermal volumes are expected to be consistent with prior year.
•Robust margins from anticipated strong prices are expected to more than offset higher royalties and fuel prices.

Seaborne Met Operations

•Seaborne met volumes are expected to increase substantially resulting from a full year of production at Metropolitan and Shoal Creek, with Shoal Creek ramping up longwall production through the first quarter.
•Robust margins from anticipated strong prices are expected to more than offset higher royalties and fuel prices.

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Guidance Targets

Segment Performance
	2022 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	88 - 95	86	$12.40	$9.75 - $10.75
Other U.S. Thermal – Total	18 - 19	18	$43.50	$31.50 - $33.50
Seaborne Thermal (Export)	9.5 - 10.5	4	$80.00	NA
Seaborne Thermal – Total	17 - 18	12	$42.00	$35.00 - $39.00
Seaborne Metallurgical – Total	6.5 - 7.5	0.4	$225.00	$100.00 - $110.00

Wilpinjong Performance
	2022 Full Year
	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	5.5 - 6	1.5	$68.00	NA
Wilpinjong (Domestic)	7.5 - 8	7.5	$22.00	NA
Wilpinjong – Total	13 - 14	9	$30.00	$24.50 - $27.50

Other Annual Financial Metrics ($ in millions)
	2022 Full Year
SG&A	$85
Net Cash Interest Payments	$140
Major Project / Growth Capital Expenditures	$80
Total Capital Expenditures	$190
ARO Cash Spend	$60
Postretirement benefits cash spend	$25

Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced as of December 31, 2021. Weighted average quality for the PRB segment 2022 volume is approximately 8670 BTU.
Seaborne Thermal	Seaborne Thermal volumes reflect volumes priced as of December 31, 2021. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization strategies. In general, the Wambo unpriced products are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content is anticipated to price at a 5-20% discount to API 5 price levels.
Seaborne Metallurgical
On average, Peabody's total metallurgical sales are anticipated to price at a 15-20% discount to the premium hard-coking coal index price (FOB Australia). Peabody's total metallurgical sales are expected to be comprised of ~25% HVA coal and ~75% PCI / SHCC coals.

Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2021 and 2020

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2021	2020	2021	2020

Tons Sold	33.4	34.0	130.1	132.6

Revenues (1)	$1,264.6	$737.2	$3,318.3	$2,881.1
Operating Costs and Expenses (2)	709.7	638.2	2,553.1	2,524.9
Depreciation, Depletion and Amortization	85.4	79.5	308.7	346.0
Asset Retirement Obligation Expenses	(0.6)	(0.3)	44.7	45.7
Selling and Administrative Expenses	20.7	22.2	84.9	99.5
Restructuring Charges	2.4	6.8	8.3	37.9
Transaction Costs Related to Joint Ventures	—	—	—	23.1
Other Operating (Income) Loss:
Net Gain on Disposals	(3.3)	(4.8)	(31.5)	(15.2)
Asset Impairment	—	69.3	—	1,487.4
(Income) Loss from Equity Affiliates	(70.7)	34.4	(82.1)	60.1
Operating Profit (Loss)	521.0	(108.1)	432.2	(1,728.3)
Interest Expense	40.1	37.5	183.4	139.8
Net Gain on Early Debt Extinguishment	(1.9)	—	(33.2)	—
Interest Income	(2.3)	(2.3)	(6.5)	(9.4)
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(10.1)	(38.3)	(1.8)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(43.4)	(18.1)	(43.4)	(5.1)
Income (Loss) from Continuing Operations Before Income Taxes	540.8	(115.1)	370.2	(1,851.8)
Income Tax Provision	33.1	5.3	22.8	8.0
Income (Loss) from Continuing Operations, Net of Income Taxes	507.7	(120.4)	347.4	(1,859.8)
Income (Loss) from Discontinued Operations, Net of Income Taxes	4.0	(7.2)	24.0	(14.0)
Net Income (Loss)	511.7	(127.6)	371.4	(1,873.8)
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(1.3)	1.6	11.3	(3.5)
Net Income (Loss) Attributable to Common Stockholders	$513.0	$(129.2)	$360.1	$(1,870.3)

Adjusted EBITDA (3)	$444.4	$103.2	$916.7	$258.8

Diluted EPS - Income (Loss) from Continuing Operations (4)(5)	$3.90	$(1.25)	$3.00	$(18.99)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (4)	$3.93	$(1.32)	$3.22	$(19.14)

(1)
Includes a net gain of $149.5 million and a net loss of $20.8 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity during the quarters ended December 31, 2021 and 2020, respectively, and net losses of $113.7 million and $34.5 million during the years ended December 31, 2021 and 2020, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
During the quarters ended December 31, 2021 and 2020, weighted average diluted shares outstanding were 130.6 million and 97.9 million, respectively. During the years ended December 31, 2021 and 2020, weighted average diluted shares outstanding were 112.0 million and 97.7 million, respectively.

(5)	Reflects income (loss) from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2021, Sept. 30, 2021 and Dec. 30, 2020 and Years Ended Dec. 31, 2021 and 2020

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.6	4.5	5.2	17.3	19.0
Seaborne Metallurgical Mining Operations	1.6	1.5	1.4	5.5	5.6

Powder River Basin Mining Operations	22.5	22.7	22.2	88.4	87.2
Other U.S. Thermal Mining Operations	4.6	4.5	4.8	16.9	18.3
Total U.S. Thermal Mining Operations	27.1	27.2	27.0	105.3	105.5
Corporate and Other	0.1	0.5	0.4	2.0	2.5
Total	33.4	33.7	34.0	130.1	132.6

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$302.8	$260.7	$185.7	$934.0	$711.8
Seaborne Metallurgical Mining Operations	339.7	179.5	122.9	727.7	486.5

Powder River Basin Mining Operations	247.1	247.1	253.9	971.2	991.1
Other U.S. Thermal Mining Operations	193.1	184.6	183.2	689.1	707.3
Total U.S. Thermal Mining Operations	440.2	431.7	437.1	1,660.3	1,698.4
Corporate and Other (1)	181.9	(192.9)	(8.5)	(3.7)	(15.6)
Total	$1,264.6	$679.0	$737.2	$3,318.3	$2,881.1

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$154.0	$156.3	$140.6	$580.9	$548.6
Seaborne Metallurgical Mining Operations	170.1	122.1	157.0	549.5	616.7

Powder River Basin Mining Operations	224.8	210.1	202.1	836.3	796.3
Other U.S. Thermal Mining Operations	154.5	139.5	137.8	524.9	538.9
Total U.S. Thermal Mining Operations	379.3	349.6	339.9	1,361.2	1,335.2
Corporate and Other	(4.2)	14.4	(4.5)	20.0	37.9
Total	$699.2	$642.4	$633.0	$2,511.6	$2,538.4

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$148.8	$104.4	$45.1	$353.1	$163.2
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	169.6	57.4	(34.1)	178.2	(130.2)

Adjusted EBITDA - Powder River Basin Mining Operations	22.3	37.0	51.8	134.9	194.8
Adjusted EBITDA - Other U.S. Thermal Mining Operations	38.6	45.1	45.4	164.2	168.4
Adjusted EBITDA - Total U.S. Thermal Mining Operations	60.9	82.1	97.2	299.1	363.2
Middlemount (3)	45.3	9.3	(2.0)	48.2	(29.2)
Resource Management Results (4)	3.0	(0.4)	5.5	6.9	15.3
Selling and Administrative Expenses	(20.7)	(21.1)	(22.2)	(84.9)	(99.5)
Other Operating Costs, Net (5)	37.5	57.4	13.7	116.1	(24.0)
Adjusted EBITDA (2)	$444.4	$289.1	$103.2	$916.7	$258.8

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2021, Sept. 30, 2021 and Dec. 30, 2020 and Years Ended Dec. 31, 2021 and 2020

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
Revenues per Ton - Mining Operations (6)
Seaborne Thermal	$65.71	$58.53	$35.67	$54.09	$37.46
Seaborne Metallurgical	211.19	119.98	83.94	131.83	86.33
Powder River Basin	10.99	10.88	11.41	10.99	11.37
Other U.S. Thermal	42.23	40.99	38.88	40.75	38.73
Total U.S. Thermal	16.27	15.87	16.21	15.77	16.10

Costs per Ton - Mining Operations (6)(7)
Seaborne Thermal	$33.45	$35.09	$27.00	$33.64	$28.87
Seaborne Metallurgical	105.70	81.61	107.30	99.55	109.44
Powder River Basin	10.00	9.25	9.08	9.46	9.14
Other U.S. Thermal	33.79	30.99	29.24	31.04	29.51
Total U.S. Thermal	14.02	12.86	12.60	12.93	12.66

Adjusted EBITDA Margin per Ton - Mining Operations (6)(7)
Seaborne Thermal	$32.26	$23.44	$8.67	$20.45	$8.59
Seaborne Metallurgical	105.49	38.37	(23.36)	32.28	(23.11)
Powder River Basin	0.99	1.63	2.33	1.53	2.23
Other U.S. Thermal	8.44	10.00	9.64	9.71	9.22
Total U.S. Thermal	2.25	3.01	3.61	2.84	3.44

(1)
Includes a net gain of $149.5 million and net losses of $238.4 million and $20.8 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity during the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and net losses of $113.7 million and $34.5 million during the years ended December 31, 2021 and 2020, respectively.

(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020
	(In Millions)
Tons sold	0.4	0.5	0.4	2.0	1.6
Depreciation, depletion and amortization and asset retirement obligation expenses	$8.0	$8.2	$6.5	$29.8	$30.0
Net interest expense	4.8	4.9	4.2	19.8	14.2
Income tax provision (benefit)	20.3	4.8	(2.6)	24.2	(14.3)
Insurance settlement attributable to 2019 business interruption and property damage claim	12.5	—	—	12.5	—
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and the Q3 2021 gain of $26.1 million recognized on the sale of the Millennium Mine.
(6)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(7)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2021 and 2020

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2021	Dec. 31, 2020
Cash and Cash Equivalents	$954.3	$709.2
Accounts Receivable, Net	350.5	244.8
Inventories	226.7	261.6
Other Current Assets	270.2	204.7
Total Current Assets	1,801.7	1,420.3
Property, Plant, Equipment and Mine Development, Net	2,950.6	3,051.1
Operating Lease Right-of-Use Assets	35.5	49.9
Investments and Other Assets	162.0	140.9
Deferred Income Taxes	—	4.9
Total Assets	$4,949.8	$4,667.1

Current Portion of Long-Term Debt	$42.4	$44.9
Accounts Payable and Accrued Expenses	872.1	745.7
Total Current Liabilities	914.5	790.6
Long-Term Debt, Less Current Portion	1,095.4	1,502.9
Deferred Income Taxes	27.3	35.0
Asset Retirement Obligations	654.8	650.5
Accrued Postretirement Benefit Costs	212.1	413.2
Operating Lease Liabilities, Less Current Portion	27.2	42.1
Other Noncurrent Liabilities	197.7	251.5
Total Liabilities	3,129.0	3,685.8

Common Stock	1.8	1.4
Additional Paid-in Capital	3,745.6	3,364.6
Treasury Stock	(1,370.3)	(1,368.9)
Accumulated Deficit	(913.2)	(1,273.3)
Accumulated Other Comprehensive Income	297.9	205.8
Peabody Energy Corporation Stockholders' Equity	1,761.8	929.6
Noncontrolling Interests	59.0	51.7
Total Stockholders' Equity	1,820.8	981.3
Total Liabilities and Stockholders' Equity	$4,949.8	$4,667.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Years Ended Dec. 31, 2021 and 2020

(Dollars In Millions)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2021	2020	2021	2020
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$440.2	$24.7	$440.7	$15.0
Net Cash Used in Discontinued Operations	(1.8)	(2.3)	(20.7)	(24.7)
Net Cash Provided By (Used In) Operating Activities	438.4	22.4	420.0	(9.7)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(59.5)	(59.5)	(183.1)	(191.4)
Changes in Accrued Expenses Related to Capital Expenditures	10.7	8.8	7.4	(6.1)
Proceeds from Disposal of Assets, Net of Receivables	5.1	11.7	17.8	27.1
Contributions to Joint Ventures	(121.8)	(67.8)	(485.6)	(343.0)
Distributions from Joint Ventures	120.5	59.3	470.8	330.3
Advances to Related Parties	(0.1)	(0.1)	(0.5)	(23.2)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	36.3	—	44.7	—
Other, Net	(3.0)	0.3	(3.0)	(0.4)
Net Cash Used In Investing Activities	(11.8)	(47.3)	(131.5)	(206.7)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	15.0	—	375.0
Repayments of Long-Term Debt	(151.7)	(88.5)	(285.3)	(169.5)
Payment of Debt Issuance and Other Deferred Financing Costs	—	(7.0)	(22.5)	(7.0)
Proceeds from Common Stock Issuances, Net of Costs	92.6	—	269.8	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.1)	—	(1.4)	(1.6)
Distributions to Noncontrolling Interests	(0.1)	—	(4.0)	(3.5)
Net Cash (Used In) Provided By Financing Activities	(59.3)	(80.5)	(43.4)	193.4
Net Change in Cash, Cash Equivalents and Restricted Cash	367.3	(105.4)	245.1	(23.0)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	587.0	814.6	709.2	732.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$954.3	$709.2	$954.3	$709.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2021, Sept. 30, 2021 and Dec. 30, 2020 and Years Ended Dec. 31, 2021 and 2020

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2021	2021	2020	2021	2020

Income (Loss) from Continuing Operations, Net of Income Taxes	$507.7	$(59.6)	$(120.4)	$347.4	$(1,859.8)
Depreciation, Depletion and Amortization	85.4	77.9	79.5	308.7	346.0
Asset Retirement Obligation Expenses	(0.6)	14.3	(0.3)	44.7	45.7
Restructuring Charges	2.4	1.7	6.8	8.3	37.9
Transaction Costs Related to Joint Ventures	—	—	—	—	23.1
Asset Impairment	—	—	69.3	—	1,487.4
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(25.4)	(6.4)	32.5	(33.8)	30.9
Interest Expense	40.1	45.5	37.5	183.4	139.8
Net Gain on Early Debt Extinguishment	(1.9)	(16.0)	—	(33.2)	—
Interest Income	(2.3)	(1.4)	(2.3)	(6.5)	(9.4)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(43.4)	—	(18.1)	(43.4)	(5.1)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	(148.9)	238.4	18.3	115.1	29.6
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(0.7)	(0.6)	(3.5)	7.5	(7.1)
Take-or-Pay Contract-Based Intangible Recognition	(1.1)	(1.0)	(1.4)	(4.3)	(8.2)
Income Tax Provision (Benefit)	33.1	(3.7)	5.3	22.8	8.0
Adjusted EBITDA (1)	$444.4	$289.1	$103.2	$916.7	$258.8

Operating Costs and Expenses	$709.7	$649.4	$638.2	$2,553.1	$2,524.9
Unrealized Gains (Losses) on Foreign Currency Option Contracts	0.7	0.6	3.5	(7.5)	7.1
Take-or-Pay Contract-Based Intangible Recognition	1.1	1.0	1.4	4.3	8.2
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(8.6)	(10.1)	(38.3)	(1.8)
Total Reporting Segment Costs (2)	$699.2	$642.4	$633.0	$2,511.6	$2,538.4

Net Cash Provided By (Used In) Operating Activities	$438.4	$4.4	$22.4	$420.0	$(9.7)
Net Cash Used In Investing Activities	(11.8)	(37.1)	(47.3)	(131.5)	(206.7)
Free Cash Flow (3)	$426.6	$(32.7)	$(24.9)	$288.5	$(216.4)

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.